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Exhibit 10.7

July 9, 2002

William Forbes, Pharm.D.
5599 Jollie Drive
Frederick, MD 21702

Dear William:

        This is to confirm our offer to you to join Metabasis Therapeutics, Inc. as the Vice President of Clinical Development. The following will be the basic terms of your employment with the Company:

Title:	Vice President, Clinical Development
Start Date:	August 5, 2002
Salary:	$210,000 per year payable bi-weekly, less standard deductions and withholdings

        Metabasis Therapeutics, Inc. offers a comprehensive benefits program including medical and dental insurance which becomes effective the first day of the month following your date of hire. We also offer an employee contribution 401 (k) plan. You are eligible for vacation and holiday benefits per the provisions in the Company's employee handbook.

        Subject to the approval of the Board of Directors, you will be granted options to purchase 250,000 shares of Metabasis Therapeutics, Inc. common stock, which will have an exercise price of the fair market value of the Company's common stock on the date of the grant. The option will be granted pursuant to the terms of a separate stock option agreement and the terms of the Metabasis Therapeutics, Inc. 2001 Equity Incentive Plan.

        In addition, you will be paid a signing bonus of $10,000. Metabasis agrees to gross up this signing bonus to include the applicable federal and state tax withholdings that you would normally incur on this amount. If you voluntarily terminate your employment within one year from the date on which your employment begins, you agree to repay to the Company the entire amount of the signing bonus (including the gross up) on the last day of your employment with the Company.

        You will also be eligible to participate in the Metabasis Performance Bonus Plan which will make you eligible for a yearly bonus of up to 30% of your salary.

        You will be reimbursed for your relocation expenses to San Diego as per the enclosed Summary of Relocation Assistance. In addition, Metabasis will reimburse you for the actual reasonable and customary non-recurring closing costs incurred when you sell your home in Maryland (not to exceed 7%), when you purchase your home in San Diego (not to exceed 1.5% and excluding "points") and provide a loan in an amount up to $50,000 to assist you in your relocation to San Diego. This loan will be secured against this residence and will contain terms consistent with required IRS guidelines and prior Metabasis loans of this type. At the end of the specified loan period, you will be required to repay the loan.

        In addition, for your first five months of employment you will be eligible for up to five months of temporary housing or five months of double mortgage assistance or any combination thereof. However, in no case will double mortgage assistance be paid simultaneously with temporary housing. Double mortgage assistance is defined as follows: If, after you have moved into your new home in California and you have not yet sold your home in Maryland and you are making mortgage payments on both residences, Metabasis agrees to pay the lower of the two payments as per the above. Notwithstanding the foregoing, Metabasis will only make these payments if you agree to initially list your house at a selling price not to exceed the greater of two prelisting appraisals—to be completed at the expense of Metabasis. Please note that certain of the foregoing items may be considered compensation to you under current or future IRS regulations. Metabasis is responsible for ensuring prompt and appropriate tax withholdings on such items of compensation. Please consult your tax advisor if you have additional questions.

        You will be expected to execute and deliver an Employee Proprietary Information and Inventions Agreement in consideration for your employment. This agreement is attached to this letter and is incorporated by reference herein.

        In accordance with the Immigration Reform and Control Act of 1986, you will be required to provide documents which establish your identity and employment eligibility on your first day of employment.

        We are excited about the opportunity which we have to build Metabasis Therapeutics, Inc. into an outstanding success. A key component to accomplishing this is to build a strong team with bright, dynamic individuals. We look forward to a long and mutually beneficial relationship and we sincerely hope that you will accept our offer to join the Metabasis Therapeutics team.

        Please note that should you decide to accept our offer you will be an "at-will" employee of the Company. This means that either you or the Company may terminate employment at any time. To formally record your acceptance of our offer of employment, please sign below and return one original of this letter to me by July 23, 2002.

Sincerely,
/s/ MARK D. ERION Mark D. Erion, Ph.D. Executive Vice President Research & Development
Enclosures:	Employee Benefits Information Employee Proprietary Information and Inventions Agreement Summary of Relocation Assistance

/s/ WILLIAM FORBES William Forbes, Pharm.D.	7/15/02 Date

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  Exhibit 10.7